                                                               EXHIBIT 12 (a)

                     GENERAL ELECTRIC CAPITAL SERVICES, INC.
                           AND CONSOLIDATED AFFILIATES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          YEARS ENDED DECEMBER 31
                                                       --------------------------------------------------------
(Dollar amounts in millions)                              1997        1996        1995        1994        1993
                                                       --------    --------    --------    --------    --------
Earnings from continuing operations ................   $  3,256    $  2,817    $  2,415    $  2,085    $  1,567
Provision for income taxes .........................      1,166       1,231       1,105         864         642
Minority interest ..................................        121         167         140         139         134
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
 interest ..........................................      4,543       4,215       3,660       3,088       2,343
                                                       --------    --------    --------    --------    --------
Fixed charges:
 Interest ..........................................      7,762       7,402       6,731       4,598       3,585
 One-third of rentals ..............................        245         182         175         156         138
                                                       --------    --------    --------    --------    --------
Total fixed charges ................................      8,007       7,584       6,906       4,754       3,723
                                                       --------    --------    --------    --------    --------
Less interest capitalized, net of amortization .....         52          41          21           9           4
                                                       --------    --------    --------    --------    --------
Earnings before income taxes and minority
 interest, plus fixed charges ......................   $ 12,498    $ 11,758    $ 10,545    $  7,833    $  6,062
                                                       ========    ========    ========    ========    ========
Ratio of earnings to fixed charges .................       1.56        1.55        1.53        1.65        1.63
                                                       ========    ========    ========    ========    ========